Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Twenty One Capital, Inc

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Class A common stock, reserved for issuance under the Registrant's 2025 Stock Incentive Plan	(1)	Other	10,912,038	$6.32	$68,964,080.16	0.0001381	$9,523.94
Equity	Class A common stock, reserved for issuance under the Registrant's 2025 Stock Incentive Plan	(2)	Other	13,446,498	$14.32	$192,553,851.36	0.0001381	$26,591.69

Total Offering Amounts:						$261,517,931.52		36,115.63
Total Fee Offsets:								0.00
Net Fee Due:								$36,115.63

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Offering Note(s)

(1)	1a. Represents shares of Class A common stock reserved for issuance under the Registrant's 2025 Stock Incentive Plan (the "Plan").

1b. Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(h) and 457(c) under the Securities Act. The Proposed Maximum Offering Price Per Unit is based on the average of the high and low prices of the Registrant’s Class A common stock, as reported on the New York Stock Exchange on March 27, 2026.

(2)	Represents Common Shares issuable upon the exercise of outstanding options granted under the Plan executed on December 8, 2025 and January 2, 2026. The corresponding proposed maximum offering price per share, which is estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee, represents the weighted average exercise price of such outstanding options.